Exhibit 99.1

News Release

For more information contact:

Edwin W. Hortman, Jr.

Chief Executive Officer

229.890.1111

AMERIS BANK ANNOUNCES APPOINTMENT OF

ANDREW B. CHENEY AS PRESIDENT & CHIEF OPERATING OFFICER

November 30, 2010

AMERIS BANK, Moultrie, Georgia. The Board of Directors of Ameris Bank announced today that Andrew B. Cheney has been appointed to serve as its President and Chief Operating Officer. Ameris Bank is the wholly-owned banking subsidiary of Ameris Bancorp. Edwin W. Hortman, Jr. will continue to serve as Chief Executive Officer of Ameris Bank and as President and Chief Executive Officer of Ameris Bancorp.

Cheney has a Bachelor of Science degree in Business Administration from the University of Florida and is a graduate of the Stonier Graduate School of Banking at Rutgers University. As a longtime resident of Jacksonville, Florida, his community leadership has included Red Cross, Chairman of the United Way of North Florida, Shand’s Hospital, Chairman of the Jacksonville Chamber of Commerce, Board member of the Florida Bankers Association, and Chairman of the Gator Bowl Association. Cheney will maintain his office in the Jacksonville area.

Commenting on the appointment, Hortman stated, “Andy joined our Company in February 2009 as a member of the Ameris Bank and Ameris Bancorp Executive Teams. In this short period of time, his contributions have been numerous. Having been a banker for over 30 years, Andy brings solid business experience and acumen that will continue to have an immediate, positive impact in this new role. His commitment to our community banking culture is exceptional, and Andy’s approach to developing and coaching bankers is invaluable as we build bench strength for our Company.”

Prior to joining Ameris Bank, Cheney’s banking career included executive positions as President of North Florida with Barnett Bank, Jacksonville President with Bank of America, and CEO and Chairman of Mercantile Bank.

Ameris Bank has 60 locations in Georgia, Florida, Alabama, and South Carolina. The Bank’s parent company, Ameris Bancorp, is publically-traded on Nasdaq-GS under the ticker symbol ABCB and is headquartered in Moultrie, Georgia. For additional information about Ameris Bank, please visit our web site at www.amerisbank.com.

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Ameris Bancorp Common Stock is quoted on the NASDAQ Global Select Market under the symbol “ABCB”. The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.